Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Siebel Systems, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Siebel Systems, Inc. of our reports dated January 22, 2001, with respect to the consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of Siebel Systems, Inc.

/s/ KPMG LLP

Mountain View, California
October 25, 2001